UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 13, 2006

Mirant North America, LLC

(Exact name of registrant as specified in charter)

Delaware	N/A	20-4514609
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

1155 Perimeter Center West, Suite 100, Atlanta, Georgia	30338
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (678) 579-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 — REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01.  Entry into a Material Definitive Agreement

On December 13, 2006, Mirant Corporation (“Mirant”), Mirant New York, Inc. (“Mirant New York”), Mirant Bowline, LLC (“Mirant Bowline”), Mirant Lovett, LLC (“Mirant Lovett”), and Hudson Valley Gas Corporation (“Hudson Valley” and collectively with Mirant New York, Mirant Bowline, and Mirant Lovett, the “New York Companies”) entered into a settlement agreement (the “Settlement Agreement”) with the Town of Haverstraw (“Haverstraw”), the Town of Stony Point (“Stony Point”), the Haverstraw-Stony Point Central School District (the “School District”), the County of Rockland (the “County”), the Village of Haverstraw (“Haverstraw Village”), and the Village of West Haverstraw (“West Haverstraw Village” and collectively with Haverstraw, Stony Point, the School District, the County, and Haverstraw Village, the “Tax Jurisdictions”). The Settlement Agreement relates to litigation arising from challenges brought by the New York Companies of property tax assessments made by the Tax Jurisdictions relating to the Bowline electric generating facility (the “Bowline Facility”) owned by Mirant Bowline, the Lovett electric generating facility (the “Lovett Facility”) owned by Mirant Lovett, and a natural gas pipeline (the “HVG Property”) owned by Hudson Valley, each of which is located in Rockland County, New York.

The New York Companies are the petitioners in various proceedings (“Tax Certiorari Proceedings”) brought in the New York state courts challenging the assessed values determined by certain of the Tax Jurisdictions for the Bowline Facility, the Lovett Facility, and the HVG Property. Mirant Bowline has challenged the assessed value of the Bowline Facility and the resulting local tax assessments for tax years 1995 through 2006. Mirant Bowline succeeded to rights held by Orange & Rockland Utilities, Inc. (“Orange & Rockland”) for the tax years prior to Mirant Bowline’s acquisition of the Bowline Facility in 1999 under its agreement with Orange & Rockland for the purchase of that facility. Mirant Lovett has challenged the assessed value of the Lovett Facility for each of the years 2000 through 2006. Hudson Valley has pending challenges of the assessed value of the HVG Property for each of the years 2004 through 2006.

On September 30, 2003, the New York Companies and certain of their affiliates filed a motion (the “Tax Determination Motion”) in the Chapter 11 cases of MC 2005, LLC (formerly known as Mirant Corporation) and certain of its subsidiaries requesting the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”) to determine what the property tax liability should have been for the Bowline Facility in each of the years 1995 through 2003 and for the Lovett Facility in each of the years 2000 through 2003. The bases for the relief requested in the Tax Determination Motion on behalf of Mirant Bowline and Mirant Lovett were that the assessed values of the generating facilities made by the Tax Jurisdictions had no justifiable basis and were far in excess of their actual value. The Tax Jurisdictions have opposed the Tax Determination Motion, arguing that the Bankruptcy Court either lacks jurisdiction over the matters addressed by the Tax Determination Motion or should abstain from addressing those issues.

Collectively, Mirant Bowline and Mirant Lovett have not paid approximately $58 million assessed by the Tax Jurisdictions on the Bowline Facility and the Lovett Facility for 2003, which fell due on September 30, 2003, and January 30, 2004; approximately $53 million assessed by the Tax Jurisdictions on the generating facilities for 2004 that fell due on September 30, 2004, and January 30, 2005; approximately $59 million assessed by the Tax Jurisdictions on the generating facilities for 2005 that fell due on September 30, 2005, and January 30, 2006; and $40 million assessed by local taxing authorities on the generating facilities for 2006 that fell due on September 30, 2006, in order to preserve their respective rights to offset the overpayments of taxes made in earlier years against the sums payable on account of current taxes. Hudson Valley has not paid approximately $1.4 million assessed by the Tax Jurisdictions that fell due in the period from September 30, 2004, through September 30, 2006. The failure to pay these taxes when due potentially subjected Mirant Bowline, Mirant Lovett, and Hudson Valley to additional penalties and interest.

On August 11, 2006, and August 28, 2006, the New York state court issued decisions in the Tax Certiorari Proceedings addressing Mirant Bowline’s challenges to the assessed values of the Bowline Facility for the years 1995 to 2003 and Mirant Lovett’s challenges to the assessed values of the Lovett Facility for the years 2000 to 2003. Except for 1996, where it found that Mirant Bowline had failed to perfect its challenge to the assessed value of the Bowline Facility, the New York state court concluded that the value of the Bowline Facility and the Lovett Facility in each year was substantially less than the assessed value set by the taxing authorities. Mirant Bowline and Mirant Lovett appealed the decisions of the New York state court, and the relevant taxing authorities cross-appealed.

On October 3, 2006, the County filed a motion (the “Tax Payment Motion”) with the Bankruptcy Court asking it to compel Mirant Bowline and Mirant Lovett to pay the real property taxes owed for 2003 through 2006 based upon the values of the Bowline Facility and the Lovett Facility for 2003 determined by the New York state court. The County asserted that the New York state court’s determination of the values of those facilities for 2003 should also fix their assessed values for the subsequent three years under section 727 of New York Real Property Tax Law. The County contended that the unpaid taxes total $111 million, with penalties and interest. On October 5, 2006, Mirant, Mirant New York, Mirant Bowline and Mirant Lovett filed a complaint (the “Tax Determination Complaint”) with the Bankruptcy Court requesting that it determine the real property taxes owed by Mirant Bowline and Mirant Lovett for 2004 through 2006, that any refunds owed to Mirant Bowline and Mirant Lovett should be treated as payments of or set off against the unpaid taxes, and that the penalties and interest potentially owed on the unpaid taxes should be reduced or eliminated. The Mirant plaintiffs argued that the pending appeals of the rulings entered by the New York state court and exceptions set out in section 727 of New York Real Property Tax Law cause the rulings by the New York state court not to be determinative of the values of the plants for any year after 2003.

The Settlement Agreement was approved by the Bankruptcy Court on December 14, 2006, and resolves all pending disputes regarding real property taxes between the New York Companies and the Tax Jurisdictions. Under the agreement, the New York Companies accept the determinations of assessed value for the Bowline Facility for 1995 through 2003 and the Lovett Facility for 2000 through 2003 made by the New York Court in its rulings in the Tax Certiorari Proceedings issued in August 2006.   The New York Companies and the Tax Jurisdictions agree to adopt the New York Court’s assessed values for the Bowline Facility and the Lovett Facility for 2003 as the assessed values for each facility for 2004 through 2006.  The parties agree that the assessed values for the HVG Property for 2004 through 2006 should be the values determined previously by Haverstraw.  The Tax Jurisdictions agree to cancel penalties on the unpaid taxes owed by the New York Companies and to collect interest on those taxes at a rate of 8% per year for Mirant Bowline and Mirant Lovett and 12% per year for Hudson Valley.

The adjustments to the assessed values for the Bowline Facility for 1995 through 2006 and the cancellation of penalties and reduction of interest on the unpaid taxes owed by Mirant Bowline result in the Tax Jurisdictions owing refunds to Mirant Bowline of $140.3 million for the years 1995 through 2002 and Mirant Bowline owing the Tax Jurisdictions unpaid taxes of $70.7 million for the years 2003 through 2006, in each case inclusive of interest calculated through January 31, 2007.  For the Lovett Facility, the settlement results in the Tax Jurisdictions owing refunds to Mirant Lovett of $23.0 million for the years 2000 through 2002 and Mirant Lovett owing the Tax Jurisdictions unpaid taxes of $43.0 million for the years 2003 through 2006, inclusive of interest calculated through January 31, 2007.  Hudson Valley owes unpaid taxes of $1.5 million for the years 2004 through 2006, inclusive of interest.  The interest owed on the refunds and back taxes will be adjusted to reflect interest accrued through the date on which payment is actually made.  Overall, the New York Companies are to receive under the settlement total refunds of $163.3 million from the Tax Jurisdictions and are to pay unpaid taxes to the Tax Jurisdictions of $115.2 million, resulting in the Mirant parties receiving a net cash payment in the amount of $48.0 million.  This amount is to be paid no later than February 15, 2007.

The $163.3 million of total refunds to be received by the New York Companies will be recognized as a gain in the financial statements in the fourth quarter of 2006. In addition, the New York Companies had previously accrued a liability based upon the unpaid taxes as billed by the Tax Jurisdictions.  Due to the reductions of the unpaid taxes that are to occur pursuant to the terms of the Settlement Agreement, the New York Companies will also recognize in the fourth quarter of 2006 a reduction of operating expenses of approximately $29 million related to 2006 and a gain of approximately $52 million related to prior periods.

Once the refunds and unpaid taxes have been paid in accordance with the terms of the Settlement Agreement, the Mirant parties to the agreement and the Tax Jurisdictions will dismiss all pending litigation related to the refunds and the unpaid taxes, including the Tax Certiorari Proceedings, the appeals of the New York state court’s August 2006 rulings, the Tax Determination Motion, the Tax Payment Motion, and the Tax Determination Complaint.

A copy of the Settlement Agreement is attached as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)         Exhibits

Exhibit No.	Exhibit Name

10.1	Settlement Agreement dated as of December 13, 2006 by and among the Mirant, the New York Companies and the Tax Jurisdictions

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 15, 2006

Mirant North America, LLC

/s/ Thomas Legro
Thomas Legro
Senior Vice President and Controller
(Principal Accounting Officer)